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Exhibit 99
                                                                 PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE FOURTH QUARTER OF FISCAL 2013

Red Bank, N.J. October 30, 2013 - The Trustees of North European Oil Royalty Trust (NYSE-NRT) today announced a quarterly distribution of $0.53 per unit for the fourth quarter of fiscal 2013, payable on November 27, 2013 to holders of record on November 15, 2013. Natural gas sold during the third calendar quarter of 2013 is the primary source of royalty income on which the November distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.53 per unit is 3.92%, or $0.02 per unit, higher than the distribution of $0.51 per unit for the fourth quarter of fiscal 2012. In accordance with the royalty payment procedures, the prior year adjustments are included in the Trust's royalty income for the fourth fiscal quarter. In the fourth quarter of fiscal 2013 the prior year adjustment, while positive, was nominal. However, in the fourth quarter of fiscal 2012 the prior year adjustment represented a negative impact of approximately $0.0189 per unit.

Specific details from the operating companies regarding sales, prices and production will be available in the press release announcing the Trust's net income scheduled for release on or about November 14, 2013.

The table below shows an estimate of the amount of royalties anticipated to be received in the first quarter of fiscal 2014 based on the actual amount of royalties that were payable to the Trust for the third calendar quarter of 2013. Amounts in dollars are based on the current exchange rate of 1.3788. Actual royalty income in dollars is valued based on exchange rates on the days funds are transferred. The November estimate below includes an adjustment for the overpayment of royalties which occurred in the preceding quarter.

------------------------------------------------------------------------------
Estimated Combined        Combined           Combined             Dollar
    Royalties             Royalties          Royalties         Royalties in
  Anticipated in          In Euros           In Dollars       Cents per Unit
------------------------------------------------------------------------------
    November           Euros 1,211,594       $1,670,546           $0.182
    December           Euros 1,256,683       $1,732,715           $0.189
    January            Euros 1,256,683       $1,732,715           $0.189
------------------------------------------------------------------------------

The cumulative distributions for fiscal 2013, which include this November distribution and the three prior quarterly distributions, are $2.25 per unit as compared to $2.46 per unit for fiscal 2012. The cumulative distributions for fiscal 2013 are 8.54% or $0.21 per unit lower than the cumulative distributions for fiscal 2012. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact - John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.